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Certificate of Amendment to Articles of Incorporation

For Nevada Profit Corporations
(Pursuant to NRS 78.385 and 78.390 - After Issuance of Stock)

1. Name of corporation:

Carbon Sciences, Inc.

2. The articles have been amended as follows: (provide article numbers, if available)

ARTICLE IV. The corporation is authorized to issue two classes of shares. One class of shares shall be designated as common stock, par value $.001, and the total number of common shares that the corporation is authorized to issue shall be 100,000,000. The other class of shares shall be designated as preferred stock, par value $.001, and the total number of preferred stock that the corporation is authorized to issue shall be 20,000,000. The preferred stock shall have such rights, preferences and privileges as may be determined by the corporation's Board of Directors prior to the issuance of such shares. The preferred stock may be issued in such series as are designated by the corporation's Board of Directors, and the Board of Directors may fix the number of authorized shares of preferred stock for each series, and the rights, preferences and privileges of each series of preferred stock.

3. The vote by which the stockholders holding shares in the corporation entitling them to exercise a least a majority of the voting power, or such greater proportion of the voting power as may be required in the case of a vote by classes or series, or as may be required by the provisions of the articles of incorporation* have voted in favor of the amendment is: 50.66%

4. Effective date of filing: (optional)

(must not be later than 90 days after the certificate is filed)
5. Signature: (required)

Signature of Officer

'If any proposed amendment would alter or change any preference or any relative or other right given to any class or series of outstanding shares, then the amendment must be approved by the vote, in addition to the affirmative vote otherwise required, of the holders of shares representing a majority or the voting power of each class or series affected by the amendment regardless to limitations or restrictions on the voting power thereof.

IMPORTANT: Failure to include any of the above information and submit with the proper fees may cause this filing to be rejected.

This form must be accompanied by appropriate fees.	Nevada Secretary at State Amend Profit-After
Revised: 3-6-09